Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave.
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO (651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS 35 PERCENT REVENUE GROWTH IN THE THIRD QUARTER OF FISCAL 2008; DILUTED EPS FROM CONTINUING OPERATIONS INCREASES TO $0.14 FROM $0.08
Company Achieves Ninth Consecutive Record Revenue Quarter
          ST. PAUL, Minn., August 27, 2008 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported strong revenue and net income performance for the third fiscal quarter and nine months ended July 31, 2008.
          For the 2008 third quarter, net revenue rose to $13.4 million, a 35 percent increase over $9.9 million in the year-ago period and an 8 percent sequential gain over $12.4 million in the fiscal 2008 second quarter. The company reported third-quarter income from continuing operations of $1.8 million, or $0.14 per diluted share, up from income of $1.0 million, or $0.08 per diluted share, in the year-earlier period.
          “We are happy to report our ninth quarter of record-setting revenue based on continued growth in each of our product areas,” said Richard W. Kramp, Synovis Life Technologies’ president and chief executive officer. “We have differentiated product offerings in several high-potential markets with significant growth opportunities in those markets. Our 43 surgical and micro-surgical U.S. sales representatives are working effectively to communicate the advantages of our products, as well as the clinical and financial value those advantages have for patients, hospitals and surgeons.”
          The third-quarter gross margin rose to 69 percent, a four-percentage point gain over the third quarter of fiscal 2007. Factors driving the improvement include increased sales of higher-margin Veritas® and Peri-Strips® products, improved labor and material utilization, lower obsolescence expense and increased average net sales prices. Operating expenses rose approximately 26 percent in the third quarter compared to the prior-year period,
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August 27, 2008

well below the revenue growth rate of 35 percent. The increase in operating expenses was driven by higher sales and marketing costs primarily attributable to the expansion of the company’s direct sales force from 28 to 43 sales representatives in the last half of fiscal 2007. Operating income totaled $2.3 million, up 151 percent from operating income of $900,000 a year earlier.
          In the first nine months of fiscal 2008, net revenue from continuing operations rose to $37.1 million, up 35 percent from $27.4 million in the first nine months of the prior fiscal year. Net earnings from continuing operations rose to $4.3 million, or $0.33 per diluted share, up 92 percent from $2.2 million, or $0.18 per diluted share, in the first nine months of fiscal 2007.
     As previously announced, the company completed the sale of substantially all of the assets of its interventional business on January 31, 2008. Operating results for the interventional business are reflected as discontinued operations for all periods presented. A pre-tax gain on the sale of the interventional business of $11.4 million was recorded in the first quarter of fiscal 2008. Income taxes recorded on the gain were $6.1 million, resulting in a net gain of $5.3 million.
Multiple Product Lines Generate Growth
          Synovis offers a full product portfolio which includes tissue-based products, devices for microsurgery, and surgical tools and instruments with applications in several surgical specialties, including bariatric, general, vascular, neuro, micro and reconstructive surgery. Product-related highlights from the third quarter follow.
          Peri-Strips Dry, or PSD, product sales reached $4.8 million, a 37 percent increase over the year-ago period. PSD is a bovine pericardium based staple-line buttress used primarily to control bleeding and leakage of gastric fluids in bariatric procedures to treat obesity. Peri-Strips products have an exceptionally low adverse event rate.
          Kramp said, “The sales momentum of our Peri-Strips product line is continuing in the bariatric market, as surgeons recognize the clinical advantages of using a buttress and the unique performance qualities of PSD Veritas. Many bariatric surgeons do not yet use a buttress – presenting a large market opportunity for Synovis. We believe two major factors will encourage patients to take greater interest in the gastric bypass procedure. First, recently published clinical data point to the immediate, positive impact of gastric bypass surgery on Type II diabetes. Second, long-term results from Europe with alternative gastric banding procedures have been disappointing when compared to gastric bypass surgery.”
          Revenue from tissue patch products, including the Tissue-Guard product line and Veritas remodelable biomaterial, rose to $5.0 million in the third quarter, a 31 percent increase over the year-ago period. Veritas was introduced into the complex ventral hernia repair market at the end of the fiscal 2007 first quarter, and the Veritas collagen matrix patch has achieved an annualized sales rate of over $5.1 million. Veritas, which is
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August 27, 2008

extremely strong and supple, acts as a “scaffold” to facilitate tissue regeneration. As in recent quarters, Tissue-Guard sales for the vascular, thoracic and neuro applications increased in both U.S. and international markets.
          According to Kramp, “We have in Veritas an outstanding product for the hernia market and have just begun to establish market share. Surgeons who have used the Veritas collagen matrix patch in routine or difficult hernia cases are impressed with its handling characteristics and performance, as well as patient outcomes. We believe we can continue to gain market share with early adopters and those surgeons who are dissatisfied with the product they are currently using. Furthermore, we are planning to invest in additional in vivo and clinical studies to document the comparative strengths of Veritas versus its biological competitors. To be effective, these studies will run over a two- to three-year period and are a necessary and worthwhile investment to meet our goal of establishing Veritas as a major player in the complex ventral hernia market.”
          Revenue from the company’s microsurgical product line rose 55 percent over the same quarter last year to $2.2 million. Sales of the Microvascular Anastomotic Coupler, the primary microsurgery product – a device for connecting small blood vessels without sutures – led the growth of micro-surgical sales with a 77 percent revenue gain over the year-ago quarter. The Coupler facilitates connecting extremely small blood vessels in about one-fourth of the time required by hand suturing. The vessel is supported at the connection site, resulting in no compromise of short- or long-term patency compared to hand suturing.
          Kramp noted, “We completed the transition to a direct sales force for our microsurgical line early this year, and our sales people are focused on expanding our customer base of micro- and reconstructive surgeons. Their efforts combined with a line of high-performance products for this specialty have resulted in strong revenue growth and unit volume increases.”
Balance Sheet and Cash Flow
          Synovis had $50.4 million in cash and cash equivalents as well as $2.9 million in restricted cash and $26.7 million in investments, for a total of $80.0 million of cash, cash equivalents and investments as of July 31, 2008, up from $53.7 million at the fiscal 2007 year-end. The increase was primarily due to the proceeds from the sale of the interventional business in January 2008. Included in long-term investments are seven auction rate securities that continued to fail at auction in the third quarter. The company obtained an external valuation of these auction rate securities in the third quarter, and along with an internal assessment, has estimated the fair value of these securities at $8.3 million, resulting in a temporary impairment of $2.0 million when compared to their par value of $10.3 million. The impairment is recorded as “accumulated other comprehensive loss” in the equity section of the balance sheet due to its classification as temporary, and as such, had no impact on net income or earnings per share in the quarter or the year-to-date period.
          Cash provided by operating activities from continuing operations was approximately $1.9 million in the third quarter of fiscal 2008 and approximately $4.2 million for the first nine months of fiscal 2008. The
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August 27, 2008

company repurchased 87,585 shares of its common stock during the third quarter for a total cost of $1.6 million, or an average of $17.82 per share.
Conference Call and Webcast
          Synovis Life Technologies will host a live Webcast of its fiscal third-quarter conference call today, August 27, at 10 a.m. CT to discuss the company’s results. To access the live Webcast, go to the investor information section of the company’s Web site, www.synovislife.com, and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, Wednesday, August 27.
          If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 18442690. The audio replay will be available beginning at 1 p.m. CT on Wednesday, August 27, through 6 p.m. CT on Friday, August 29.
About Synovis Life Technologies
          Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company that develops, manufactures and markets medical devices for the surgical treatment of disease. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools – all designed to reduce risks and facilitate critical surgeries, leading to better patient outcomes and/or lower costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
          Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our direct sales force to grow revenues, outcomes of clinical and market trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, the cost and outcome of intellectual property litigation, current market conditions affecting our investments and any claims for indemnification related to the sale of the interventional business, as well as the other factors found in the company’s Annual Report on Form 10-K for the year ended October 31, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended January 31 and April 30, 2008.
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August 27, 2008

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2008	2007	2008	2007
Net revenue	$13,366	$9,902	$37,085	$27,416
Cost of revenue	4,171	3,491	11,866	9,913
Gross margin	9,195	6,411	25,219	17,503
Gross margin percentage	69%	65%	68%	64%

Selling, general and administrative	6,070	4,823	17,925	14,163
Research and development	847	682	2,336	1,785

Operating income	2,278	906	4,958	1,555

Interest income	430	490	1,590	1,467
Income from continuing operations before provision for income taxes	2,708	1,396	6,548	3,022
Provision for income taxes	948	419	2,292	807

Income from continuing operations	1,760	977	4,256	2,215

Discontinued operations:
Income (loss) from operations of discontinued business, net of tax provision (benefit) of $204, ($10) and $120, respectively	—	253	(20)	38
Gain on sale of discontinued operations, net of taxes of $6,083	—	—	5,340	—

Net income	$1,760	$1,230	$9,576	$2,253

Basic earnings per share
- Continuing operations	$0.14	$0.08	$0.34	$0.18
- Discontinued operations	—	0.02	0.43	—

Basic earnings per share	$0.14	$0.10	$0.77	$0.18

Diluted earnings per share
- Continuing operations	$0.14	$0.08	$033	$0.18
- Discontinued operations	—	0.02	0.42	—

Diluted earnings per share	$0.14	$0.10	$0.75	$0.18

Weighted average basic shares outstanding	12,433	12,249	12,406	12,194
Weighted average diluted shares outstanding	12,740	12,538	12,737	12,422
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August 27, 2008

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets (unaudited)
As of July 31, 2008, and October 31, 2007
(In thousands, except share and per share data)

	July 31,	October 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$50,354	$9,578
Short-term investments	3,781	44,100
Accounts receivable, net	6,344	5,094
Inventories	5,419	4,900
Deferred income tax asset, net	313	805
Other current assets	1,293	942
Current assets – discontinued operations	—	8,921

Total current assets	67,504	74,340

Restricted cash	2,950	—
Investments	22,921	—
Property, plant and equipment, net	3,126	3,279
Goodwill and other intangible assets, net	5,207	5,256
Deferred income tax asset, net	197	676
Other assets – discontinued operations	—	11,126

Total assets	$101,905	$94,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,647	$4,421
Current liabilities – discontinued operations	253	3,303

Total current liabilities	6,900	7,724

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding, 12,410,521 at July 31, 2008 and 12,359,302 at October 31, 2007	124	124

Additional paid-in capital	78,727	78,347
Accumulated other comprehensive loss	(1,904)	—
Retained earnings	18,058	8,482

Total shareholders’ equity	95,005	86,953

Total liabilities and shareholders’ equity	$101,905	$94,677

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